Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC. COMPLETES PRIVATE PLACEMENT

ANN ARBOR, Mich., September 6, 2007—Advanced Photonix, Inc. ® (AMEX: API) announced today that it completed a private placement with certain institutional investors and management. The placement was for 2,432,000 shares of common stock, with institutional investors purchasing 2,300,000 shares at $1.50 per share and management purchasing 132,000 shares at $1.83 per share, the closing price of the stock on the day the placement was consummated. Investors in the private placement also received 608,000 warrants to purchase common stock exercisable at $1.85 per share through September 2012. The gross proceeds of $3,691,560 will be used for debt restructuring, working capital and other general corporate uses.

Richard (Rick) Kurtz said “We feel this investment by knowledgeable investors and management is a solid endorsement of API’s business, commitment and vision for the future. We especially note that Potomac Capital invested an additional $3,000,000 in API through the private placement and now own approximately 3,400,000 shares of API. These funds give us added flexibility and resources necessary to capitalize on the many growth opportunities before us”.

About Advanced Photonix, Inc.

Advanced Photonix, Inc.® (AMEX: API) is a leading supplier of optoelectronic semiconductor components and subsystems and terahertz instrumentation to a global OEM customer base. Products include the patented InGaAs high-speed optical receivers in APD and PIN configurations and silicon PIN, large area APD and FILTRODE(R) detector configurations. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474